Grubb&Ellis.
Property Solutions Worldwide

June 4, 2002

Ms. Gayla Weisman
Property Manager
RREEF Management Company
1630 S. Sunkist Street, Suite A
Anaheim, CA 92806

Re: Proposal To Lease Premises Located At
530 Central Avenue, Unit D, Brea

Dear Gayla:

On behalf of Nu-tech Industrial Sales, Inc. ("Lessee'), I am pleased to present these acceptable terms and conditions to lease the above-referenced premises:

1.	**Premises:**	530 Central Avenue, Unit D Brea, California
2.	**Lessee:**	Nu-tech Industrial Sales, Inc.
3.	**Size:**	An approximate 3,325 rentable square foot facility.
4.	**Use:**	The distribution and sales of industrial equipment for the aerospace industry and related administrative office uses.
5.	**Term:**	Thirty-six (36) Months.
6.	**Lease Commencement:**	September 1, 2002.
7.	**Early Possession:**	Lessor shall provide Lessee early access to install Lessee's equipment, phone lines, etc., on or before July 1, 2002. Lessee must first deliver Lessor's prepaid rents, security deposit and insurance binders required under the Lease. Lessee agrees not to interfere with Lessor's tenant improvements work to the premises. Additionally, Lessee agrees that Lessor shall not be responsible or liable for Lessee's possessions in the premises and Lessee shall comply with all terms and conditions in the lease with the exception of rent.

Grubb & Ellis Company
500 N. State College Boulevard Suite 100 Orange, CA 92868 714.939.6000 714.978.8071, fax

8. Base Rate:

Months	Rent Per Month
1 – 36:	$2,460.00 Modified Gross

Lessee is responsible for common area maintenance and increases in taxes and property insurance over the base year 2002. In addition, Lessee shall be responsible for a monthly heating and air conditioning service contract.

9. First Month's Rent:

Upon lease execution, Lessee shall pay $2,460.00 representing rent for the first (1st) month of the lease term and a security deposit of $2,500.00 for a total payment of $4,960.00.

10. Option to Extend:

Lessee shall be granted two (2) options to extend the term of the lease for a period of thirty-six (36) months each. Rent for the option period shall be adjusted to 95% of the then Fair Market Value for comparable properties in the Brea/Fullerton areas.

11. Right of First Refusal:

Lessor shall grant Lessee the Right of First Refusal to Lease the adjacent unit (Unit C). The lease rate per square foot for Unit C shall correspond to the rate of the in effect for Unit D at the time of Lessee's takeover.

12. Tenant Improvements:

Lessor shall repair or replace the ground level loading door (it has been damaged and will not roll up and down properly)

13. Condition of Premises:

Lessor warrants that the Premises, without regard to the purpose for which Lessee will use them, does not violate any covenant or restriction of record or any applicable governmental requirement. Lessor shall deliver the Premises clean and free of debris with the plumbing, lighting, heating, ventilating, air conditioning ("HVAC"), roof, and loading doors in good operating condition. Lessor shall perform a professional janitorial [illegible]

miscellaneous repairs for the base year 2002. All costs over the base year shall be Lessee's responsibility.

In addition, Lessor shall maintain and repair or replace the roof, walls, and foundation of the premises.

Lessor shall provide Lessee with the last five (5) year's expenses for comparison purposes.

15. Property Taxes and Insurance: Lessor shall pay the pro rata share of real property taxes and insurance applicable to the industrial center for the base year 2002. All costs over the base year shall be Lessee's responsibility.

16. Insurance: Lessee shall maintain a policy of general liability insurance in the amount of Two Million Dollars ($2,000,000) per occurrence insuring Lessee and Lessor against liability for bodily injury, property damage and personal injury arising out of the operation, use or occupancy of the property.

17. Occupancy and Permits: The Property is currently zoned (Industrial) within the City of Brea. Lessee, at Lessee's sole discretion shall determine that Lessee will be able to legally operate its business within the Premises prior to the execution of the Lease documents.

Lessee's execution of the Lease shall be evidence of Lessee's satisfaction of this issue.

Lessor and Lessor's broker hereby make no representation or warranties that Lessee's use is in accordance with the City's zoning ordinance.

18. Contingencies: This Proposal to Lease is contingent upon Lessor's sole approval/disapproval of a) current company and personal financial statements including tax returns, and b) Lessor's walk-through of Lessee's existing operation. Lessor may require personal guarantees by the principals on behalf of Lessee, and may require other credit enhancements, at Lessor's discretion.

19. Letter of Commitment: This letter does not constitute a formal and binding agreement. This letter reflects our present understanding of the discussions we have had regarding

the terms and conditions of the proposed transaction and we expect that the definitive agreement which shall be negotiated between us with respect to this transaction shall be generally consistent with the provisions of this letter. The final Lease shall be consistent to the terms and conditions of the Lessor's Standard Lease form subject to mutually agreed upon amendments to such agreement.

This Counter Proposal to Lease shall remain valid until 5:00 p.m., June 4, 2002, after which the proposal is subject to review, amendment, and/or withdrawal by Lessor.

LESSOR AND LESSEE ACKNOWLEDGE THAT THIS PROPOSAL TO LEASE IS NOT A LEASE, AND THAT IT IS INTENDED ONLY AS THE BASIS FOR THE PREPARATION OF A LEASE BY THE LESSOR. THE LEASE SHALL BE SUBJECT TO LESSOR'S AND LESSEE'S APPROVAL, AND ONLY A FULLY EXECUTED LEASE SHALL CONSTITUTE A BINDING AGREEMENT FOR THE PROPERTY. BROKER MAKES NO WARRANTY OR REPRESENTATION TO LESSOR OR LESSEE THAT ACCEPTANCE OF THIS PROPOSAL WILL GUARANTEE THE EXECUTION OF A LEASE FOR THE PROPERTY.

I appreciate the opportunity to consummate a lease transaction with you and look forward to your acceptance hereof.

Sincerely,

Michael J. Finley
Associate Vice President
Industrial Services Group

MJF:dh

Attachment: ADA/Hazardous Materials & Tax Disclosure form

Agreed And Accepted:

Lessee:
Nu-tech Industrial Sales, Inc.

By: [signature] **Date:** 6-4-02

Grubb & Ellis Company
500 N. State College Boulevard Suite 100 Orange, CA 92868 714.939.6000 714.978.8071, fax